RAYMOND JAMES FINANCIAL, INC.
                         880 Carillon Parkway
                    St. Petersburg, Florida 33716
                            (727) 573-3800

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           JANUARY 28, 1999

To the Shareholders of Raymond James Financial, Inc.:

      The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, January 28, 1999 at 4:00 p.m. for the following purposes:

1.   To elect thirteen nominees to the Board of Directors of the Company;

2. To ratify Incentive Compensation Criteria for certain of the Company's executive officers;

3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending September 24, 1999;

4. To adopt the 1998 Employee Stock Purchase Plan, which authorizes the issuance of 1,500,000 shares of Common Stock, $.01 par value, of the Company for purchase by employees of the Company and its subsidiaries;

5. To transact any other business as may properly come before the meeting.

      Shareholders of record as of the close of business on December 10, 1998 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

                                   By order of the Board of Directors,

                                   /s/ BARRY AUGENBRAUN
                                   Barry Augenbraun, Secretary

December 10, 1998

                        If you do  not  expect to attend the
                        meeting  in  person,  please vote on
                        the matters  to be considered at the
                        meeting by  completing  the enclosed
                        Proxy and mailing it promptly in the
                        enclosed envelope.




                             PROXY STATEMENT


   This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on January 28, 1999 at 4:00 p.m., or any adjournment thereof.

  If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.

  The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification or approval of any proposal or other business that may properly come before the meeting.

   The annual report of the Company for the year ended September 25, 1998 is being mailed with this proxy statement to shareholders entitled to vote at the meeting. The cost of all proxy solicitation will be paid by the Company.


                      SHAREHOLDERS ENTITLED TO VOTE
                                   AND
                          PRINCIPAL SHAREHOLDERS

  Shareholders of record at the close of business on December 10, 1998 will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were 48,149,410 shares of common stock outstanding and entitled to
vote.   Shareholders are entitled to one vote per share on all matters.  All references to number of shares in this proxy statement have been adjusted to reflect all stock splits.

   The following table sets forth, as of December 10, 1998, information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Executive Officers and Directors as a group:
                                                   Beneficially     Percent
       Name                    Address           Owned Shares (1)   of Class
---------------       -----------------------    ----------------   ---------

Thomas A. James        880 Carillon Parkway        7,077,385 (2)      14.70%
                       St. Petersburg,
                       Florida  33716

All Executive Officers
and Directors as a Group                          10,391,910          21.58%
(17 Persons)

(1) Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.

(2) Includes 563,508 shares owned by the James' Children Annuity Trust of which Thomas A. James is a beneficiary and for which Sound Trust Company, a wholly-owned subsidiary of the Company, serves as trustee. Excludes shares held by two trusts, of which he is not a beneficiary: 3,362,680 shares owned by the Robert A. James Trust and 152,909 shares owned by the James' Grandchildren's Trust, for which Sound Trust Company serves as trustee, and both of which have as beneficiaries other James family members, including Huntington A. James. Thomas A. James disclaims any beneficial interest in these two trusts.

                    PROPOSAL 1:  ELECTION OF DIRECTORS

      Thirteen directors are to be elected to hold office until the Annual Meeting of Shareholders in 2000 and until their respective successors shall have been elected. Twelve of the nominees were elected by the shareholders on February 12, 1998, to serve as Directors of the Company until the Annual Meeting of Shareholders in 1999. Ms. Chao was appointed by the Board of Directors in November 1998. It is intended that proxies received will be voted to elect the nominees named below.

      Should any nominee decline or be unable to accept such nomination to serve as a director, events which are not presently anticipated, discretionary authority may be exercised to vote for a substitute nominee.

                                     Principal Occupation, (1)
                                       Directorships and             Director
      Nominee               Age      Security Ownership (2)           Since
------------------        -------  --------------------------------  --------

Angela M. Biever             45    Independent Consultant since          1997
                                   1997; Various senior management
                                   positions with First Data
                                   Corporation, an information
                                   and transaction processor from
                                   1991 to 1997, beginning as Senior
                                   Vice President, Finance and
                                   Planning and culminating as
                                   Executive Vice President,
                                   Integrated Services Division;
                                   Vice President, American
                                   Express Company from 1987 to 1991.
                                   Member of Audit Committee.
                                   Common shares owned: 2,500  (.005%)

Jonathan A. Bulkley          64    Managing Director, Barents            1986
                                   Group LLC (emerging markets
                                   /capital markets development
                                   consulting) since 1992; President
                                   and CEO, Charterhouse Media
                                   Group (investment banking) from 1988
                                   to 1992; President and CEO
                                   Jesup & Lamont Securities Group,
                                   Inc. (securities broker-dealer)
                                   from 1987 to 1988; Prior to 1986,
                                   President and CEO of Moseley,
                                   Hallgarten, Estabrook & Weeden
                                   Inc. (securities broker-dealer).
                                   Chairman of Audit Committee.
                                   Common shares owned:  40,420 (.084%)

Elaine L. Chao               45    Distinguished Fellow at The           1998
                                   Heritage Foundation since 1996;
                                   President and CEO of United Way
                                   of America 1992 to 1996; Director
                                   of the Peace Corps 1991 to 1992;
                                   Deputy Secretary of the U.S.
                                   Department  of Transportation
                                   1989 to 1991; Chairman of the
                                   Federal Maritime Commission 1986
                                   to 1989; Vice President,
                                   Syndications at BankAmerica
                                   Capital Markets Group 1984 to
                                   1986.  Member of Compensation
                                   and Governance Committee.
                                   Common shares owned:  500 (.001%)

Thomas S. Franke             57    President and COO of Raymond          1991
                                   James & Associates, Inc.
                                   ("RJA")* since January 1991;
                                   President and CEO of Blunt
                                   Ellis & Loewi, Inc. (securities
                                   broker-dealer) from 1986 to 1990.
                                   Common shares owned:  147,598 (.307%)

Francis S. Godbold          55     President of Raymond James            1977
                                   Financial, Inc. ("RJF");
                                   Director and Officer of
                                   various affiliated entities.
                                   Executive Vice President of RJA.
                                   Common shares owned: 916,319 (1.903%)


M.  Anthony  Greene         60     Chairman, CEO and President of        1975
                                   Investment Management & Research,
                                   Inc. ("IM&R")*; Executive Vice
                                   President of RJF.
                                   Common shares owned: 596,445 (1.239%)

Harvard H. Hill, Jr., CFP   62     Managing General Partner of           1986
                                   Houston Partners (venture capital)
                                   since 1985; Prior to 1985,
                                   President and CEO of Criterion
                                   Investments; President and COO
                                   of Rotan Mosle; and Vice
                                   President of Dean Witter & Co.
                                   Member of Compensation and Governance
                                   Committee.
                                   Common shares owned: 12,375 (.026%)

Huntington A. James         30     Vice President of Corporate Client    1996
                                   Services since 1998; Syndicate
                                   Associate, RJA 1994 to 1998; MBA
                                   Darden School of Business, University
                                   of Virginia, 1992 to 1994; Corporate
                                   Finance Analyst, Smith Barney,
                                   1990 to 1992.  Son of Thomas A. James.
                                   Common shares owned: 572,669 (1.19%) (4)

Thomas A. James             56     Chairman of the Board and Chief       1970
                                   Executive Officer of RJF; Chairman
                                   of the Board of RJA.  Director and
                                   Officer of various affiliated
                                   entities. Past Chairman of the
                                   Securities Industry Association.
                                   Director of World of Science, Inc.
                                   (retail).
                                   Common shares beneficially
                                   owned:  7,077,385 (14.70%)(3)

Paul W. Marshall            56     Professor of Management at Harvard    1993
                                   Graduate School of Business
                                   Administration since 1996;
                                   Chairman and CEO of Rochester
                                   Shoe Tree Co., Inc. from 1992
                                   to 1997; Chairman of Industrial
                                   Economics, Inc. from 1989 to 1992.
                                   Director of Applied Extrusion
                                   Technologies (manufacturer).
                                   Chairman of Compensation
                                   and Governance Committee.
                                   Common shares owned:  20,250 (.042%)

J. Stephen Putnam           55     President of Robert Thomas Securi-    1989
                                   ties, Inc. ("RTS")*; Executive Vice
                                   President of RJF; Senior Vice
                                   President of RJA, Correspondent
                                   Services.  Vice President and
                                   Director of F.L. Putnam Securities.
                                   Treasurer of Meescheart Fund, Inc.
                                   (mutual fund).  Director of F.L.
                                   Putnam Investment Management Co.
                                   (investment advisor).
                                   Common shares owned: 181,465 (.377%)

Robert F. Shuck            61      Vice Chairman of RJF; Executive       1970
                                   Vice President of RJA from 1975
                                   to 1991.
                                   Common shares owned: 647,074 (1.344%)

Dennis W. Zank             44      Executive Vice President, Operations  1996
                                   and Administration, RJA.  Director
                                   of several affiliated entities.
                                   Common shares owned:  97,008 (.201%)

*    A wholly-owned subsidiary of Raymond James Financial, Inc.

(1)  Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2)  Includes shares credited to their Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.
(3)  See footnotes under the Principal Shareholders' Ownership table.
(4) Includes 420,335 shares owned by the Robert A. James Trust and 16,990 shares owned by the James' Grandchildren's Trust, representing the shares to which Huntington A. James is a beneficiary.

      The Board of Directors held four regular meetings during fiscal 1998. Each of the directors attended, in person or by telephone, all of the meetings held during the year, except Ms. Chao, who attended the only meeting since her appointment.

      The current standing committees of the Board of Directors are the Audit Committee and the Compensation and Governance Committee. These two committees met four times during the fiscal year ended September 25, 1998. Each member of these committees attended, in person or by telephone, all of the meetings held during each director's tenure this year. The function of the Audit Committee is to ensure that the Company has taken appropriate steps to safeguard assets, operate efficiently and generate accurate financial information. The Committee meets periodically with the Company's independent accountants to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company, supervises the Company's system of internal controls and reviews the results of regulatory examinations. The Committee also makes recommendations to the Board of Directors regarding the appointment of the Company's independent public accountants. The Compensation and Governance Committee reviews and approves the compensation to be paid to executive officers of the Company and its subsidiaries and performs certain duties prescribed by the Board with respect to employee benefit plans.

      Directors Marshall, Hill, Chao, Bulkley and Biever receive a $6,000 annual retainer, a $1,500 attendance fee for each regular meeting, $250 for each telephone meeting and a $500 attendance fee for Committee Service.

Outside Director Stock Options

      The Directors who are also employees of the Company have voted in favor of a non-qualified stock option plan for the Company's outside Directors covering 379,688 shares of the Company's common stock. These options, 37,125 of which were outstanding at September 25, 1998, are exercisable at prices ranging from $ 6.84 to $25.96 at various times through August 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Robert Shuck, Vice Chairman and Director, was late in filing two Form 4 Reports with respect to the sale of call options (obligations to sell) 10,000 shares of common stock during February 1998 and the purchase of 1,000 shares of common stock in September 1998.




  COMPENSATION AND GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Overview and Philosophy

      The Compensation and Governance Committee (the "Committee") reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. The Committee consists exclusively of outside directors of the Company and is chaired by Paul W. Marshall.

      The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its shareholders.

      The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus, stock option awards and retirement plans.

      The cash compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. These bonuses are based on the attainment of performance goals, specifically the profits of an individual subsidiary/department or on the profits of the Company as a whole. The emphasis on profit-based compensation serves two functions; it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry.

      The third component of the compensation package, incentive and non-qualified stock option awards, is designed to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time special awards may be granted when a unique situation exists, or if job performance or a change in job duties warrants.

       The fourth component of the compensation package is Company contributions to various retirement plans. The Company maintains three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. Effective January 1, 1994 the plan provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified deferred management bonus plan. Eligibility is restricted to those who meet certain compensation levels set annually by the Board of Directors. The vesting schedule of this plan is designed to encourage long-term employment with the firm, and the earliest a participant may become fully vested is at age 55 with 20 years of service. Contributions to this plan are also dependent upon the Company's earnings.

      In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations. Finally, certain key employees of the Company participate in a limited partnership arrangement in which the Company makes a non-recourse loan to these employees for two thirds of the purchase price per unit of the Raymond James Employee Investment Fund I, L.P. The loan plus interest is intended to be paid back from the earnings of the fund. The fund is invested in the merchant banking activities of the Company and other venture capital limited partnerships.

Compensation of the Chief Executive Officer

      In keeping with the general compensation philosophy outlined above, Mr. James' base salary for calendar 1999 will be $245,000, which represents a 3.4% increase from the $237,000 received in 1998. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in November 1997, to be effective January 1, 1998.

      In determining the bonus offered to Mr. James for fiscal 1998 the Committee considered many factors, including the following:

          1998 was the fourteenth consecutive record year for the firm in terms of revenues;

          Record net income, increasing 16% over the prior year;*

          Book value per share increased to $10.56, a 19% increase over the prior yearend;

          Return on average equity for the year was 19.8%; and

          The compensation of the chief executive officers of other similar brokerage firms, as of their most recent proxy statements.

                * Excluding the gain from the sale of Liberty Investment Management, Inc. in 1997.

                                        Compensation and Governance Committee
                                        November 19, 1998

                                        Paul W. Marshall, Chairman
                                        Harvard H. Hill, Jr.
                                        Elaine L. Chao


          PROPOSAL 2:  TO RATIFY INCENTIVE COMPENSATION CRITERIA
             FOR CERTAIN OF THE COMPANY'S EXECUTIVE OFFICERS

      Several years ago, the Company adopted a policy of formalizing incentive compensation calculations for executive officers. This was done in consideration of the limitations on tax deductibility imposed under
Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for compensation in excess of $1 million per year by a public corporation to any one of its executive officers unless certain criteria are met. This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.

      The intention of the Compensation and Governance Committee remains that the executive officers be compensated on a basis consistent with prior years; i.e., for obtaining certain performance goals. It is the Company's practice that a portion of any formula-driven bonus amount can be withheld based on a subjective performance evaluation. The Committee considers the bonus formulas for executive officers each year. For purposes of determining incentive compensation for the executive officers for fiscal 1998, the Committee has approved the executive bonus formulas described below and recommends a vote FOR the approval of these formulas by shareholders.

Recommended Bonus Formulas for Executive Officers
                                                   Percent for Calculation
Executive Officer          Basis                       of Maximum Bonus
--------------------------------------------------------------------------
Thomas A. James     Total company pre-tax profits           1.30%

Francis S. Godbold  Subjective                              ----

Thomas S. Franke    RJA retail division's pre-tax           4.30%
                    profits per Retail
                    Contribution Report*, pre-tax
                    profits of the RJA fixed
                    income department and Planning
                    Corporation of America, Inc.

M. Anthony Greene   Combined pre-tax profits of             2.75%
                    IM&R and RTS per Retail
                    Contribution Report*

J. Stephen Putnam   Combined pre-tax profits of             1.75%
                    IM&R and RTS per Retail
                    Contribution Report*

                    Correspondent clearing                  2.50%
                    department's pre-tax profits
                    per Retail Contribution
                    Report*

Richard K. Riess    Pre-tax profits of                      6.50%
                    Eagle Asset Management, Inc.

                    Pre-tax profits of Heritage             3.00%
                    Asset Management, Inc.,
                    RJA's Asset Management
                    Services division and
                    AWAD Asset Management, Inc.

* The Retail Contribution Report adjusts financial statement pretax profits for items related to the retail sales force, primarily a credit for interest income on cash balances arising from retail customers, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for correspondent clearing profits and accruals for benefit expenses.


                        SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.
                                                                  Long-Term
                                 Annual Compensation              Compensation
                      ------------------------------------   ------------------
                                                   Annual    Stock     All Other
               Fiscal                      Commis- Compen-   Option     Compen-
Name            Year    Salary   Bonus (1)  sions  sation(2) Awards(5) sation(3)
-------------- ------ -------- ---------- -------- --------- --------- ---------
Thomas A. James  1998 $234,250 $1,550,000 $343,203        -         -   $55,019
Chairman and CEO 1997  223,005  1,450,000  288,114        -         -    62,173
                 1996  212,500  1,250,000  210,242        -         -    58,389

Francis S.Godbold1998  207,500    300,000   39,452 $819,766     9,000    55,639
President of RJF,1997  193,250    700,000   25,142  143,400    33,750    62,788
Executive VP of  1996  173,000  2,066,252   23,630  163,443    11,250    58,271
RJA

M. Anthony Greene1998  231,000  1,280,000       25        -     9,000    55,443
President of IM&R1997  219,500  1,020,000        -        -    33,750    62,586
Executive VP of  1996  209,500  1,000,000      462        -    11,250    58,093
RJF

Thomas S. Franke 1998  200,500    908,000    5,192        -     9,000    54,922
President &      1997  192,500    855,000    4,888        -    33,750    62,063
COO of RJA       1996  189,250  1,000,000(4) 4,524        -    11,250    56,897

Richard K. Riess 1998  159,750  1,085,000        -        -     9,000    55,183
President and CEO1997  151,250    531,237        -        -    16,875    62,873
of Eagle         1996  145,000    508,000        -        -     9,000    46,493
Executive VP of
RJF, Managing
Director Asset
Management


(1) In accordance with the bonus formulas approved at the annual meetings of the shareholders on February 12, 1998, February 13, 1997, and February 15, 1996.

(2) Represents distributions received by Mr. Godbold from investor limited partnerships which were syndicated by, and have as a General Partner, a subsidiary of the Company. The distributions were a portion of the General Partner's incentive profits ownership interest, which Mr. Godbold had purchased in prior years for a nominal amount.

(3) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan and Deferred Management Bonus Plan.

(4) In addition to the bonus calculated by the bonus formula approved at the annual meeting of the shareholders on February 15, 1996, Mr. Franke's bonus includes a one-time special award of $248,000 in consideration of his efforts in the day-to-day management of certain Equity Capital Markets departments of RJA and in introducing certain investment banking business during fiscal 1996.

(5)  Share amounts adjusted to reflect all stock splits.

Incentive Stock Options

      The following tables contain information concerning options granted to, and exercised by, the executive officers included in the Summary Compensation Table during the fiscal year.

                                Option Grants in Last Fiscal Year
                   --------------------------------------------------------
                                                       Potential Realizable
                          % of Total                    Value at Assumed
                             Options                     Annual Rates of
                   Options  Granted   Exercise   Expir-  Stock Appreciation
                   Granted in Fiscal   Price     ration  for Option Term(2)
                                                         ------------------
Name               (#) (1)    Year   ($/share)   Date       5%        10%
                   -------   -----   ---------  -------  ------------------
Francis S. Godbold   9,000   1.08%     $22.17  1/18/2003 $55,118   $121,797
M. Anthony Greene    9,000   1.08%     $22.17  1/18/2003 $55,118   $121,797
Thomas S. Franke     9,000   1.08%     $22.17  1/18/2003 $55,118   $121,797
Richard K. Riess     9,000   1.08%     $22.17  1/18/2003 $55,118   $121,797

(1) All of these options were granted on November 18, 1997. The options vest 60% after three years, an additional 20% after four years and the remaining 20% after five years.
(2) Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock price were to appreciate by 5% and 10% during each year of the awards' five-year life.


                    Aggregated Option Exercises during
                    ----------------------------------
                   Last Fiscal Year and Year-end Value
                   -----------------------------------
                                                              Value of
                                            Number of        Unexercised
                                           Unexercised      In-the-Money
                                            Options at       Options at
                      Shares              Sept. 25, 1998   Sept. 25, 1998
                     Acquired    Value    (Exercisable/    (Exercisable/
Name                on Exercise Realized  Unexercisable)   Unexercisable)
------------------  ----------- --------  --------------   --------------
Francis S. Godbold   16,875     $338,047     0/54,000        $0/$369,376
M. Anthony Greene    16,875     $334,532     0/54,000        $0/$369,376
Thomas S. Franke     14,513     $252,028     0/54,000        $0/$369,376
Richard K. Riess      6,750     $135,219     0/34,875        $0/$219,422

Comparative Stock Performance


      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index, the Financial Service Analytics stock price index ("FSA index") for regional securities brokerage firms and the securities industry over the same period (assuming an investment of $100 in each on October 1, 1992 and the reinvestment of all dividends). The FSA index for the regional securities brokerage firms is comprised of 16 publicly traded regional securities firms, including the Company. The FSA index for the securities industry is comprised of the 16 publicly traded regional firms and 13 publicly traded national securities firms.

Name                         1993   1994     1995     1996     1997     1998
                             ----  ------  -------  -------  -------  -------
Raymond James Financial, Inc.$100  $84.25  $120.70  $136.93  $308.98  $272.92
Regional Securities Brokerage
    Firms                     100   84.40   120.09   146.61   330.46   298.46
Securities  Industry          100   78.53   126.44   129.66   273.82   214.22
Standard  &  Poors  500       100  103.67   134.46   161.79   227.20   247.76
Source:  Financial Service Analytics

                 TRANSACTIONS WITH MANAGEMENT & DIRECTORS

      IM&R leased its Atlanta, Georgia, headquarters office from Eagle Management Associates (no relation to Eagle Asset Management, Inc., a subsidiary of the Company), which is owned by M. Anthony Greene, through March 31, 1998. Management believes the rental paid to Eagle Management Associates, $33,000 in fiscal 1998, does not exceed that charged by unaffiliated parties for similar space.

     Francis S. Godbold, President and a Director of the Company, owns 7.5% of the outstanding shares of common stock of RJ Properties, Inc. ("RJP"), a subsidiary of the Company. Substantially all the assets of RJP were sold during fiscal 1998. Such shares were acquired by Mr. Godbold for nominal consideration in connection with the organization of RJP in 1980.

      In fiscal 1995, the Company committed to invest $1 million in Houston Partners - a venture capital fund managed by Houston Partners, of which Harvard H. Hill, Jr. is the Managing General Partner. The commitment is recorded as an investment and a liability in the Company's financial statements. There have been no capital draws to date.

      During 1998 the Company launched a merchant banking fund, Raymond James Capital Partners, L.P.. Thomas A. James, Francis S. Godbold and Paul
W. Marshall have invested $2,000,000, $250,000 and $100,000 in this fund, respectively, on the same terms and conditions as other investors.

      As described in the Report on Executive Compensation, the Company has non-recourse loans on investments in the Raymond James Employee Investment Fund. Thomas S. Franke, Francis S. Godbold, J. Stephen Putnam, Richard K. Riess, Robert F. Shuck, Dennis W. Zank and Jeffrey P. Julien all have such loans from the Company. Committed loan amounts range from $40,000 to $160,000 plus interest per person, with outstanding balances ranging from $4,225 to $16,900 at September 25, 1998.

     The Company, in the ordinary course of its business, extends credit to margin accounts in which certain of its officers and directors have an interest, in connection with the purchase of securities. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

 PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of PricewaterhouseCoopers LLP has served as independent accountants of the Company since fiscal 1979, and has audited the Company's broker-dealer subsidiaries since fiscal 1970.

      A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders. Such representative will be available to respond to appropriate questions and may make a statement if he so desires.

      The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's auditors for 1999.

         PROPOSAL 4: ADOPTION OF 1998 EMPLOYEE STOCK PURCHASE PLAN


      In 1994, the Company adopted the 1994 Employee Stock Purchase Plan, covering 500,000 shares of common stock of the Company; substantially all of the shares authorized under the Plan have been issued. Accordingly, on November 19, 1998, the Company's Board of Directors adopted, subject to the approval of shareholders, the 1998 Employee Stock Purchase Plan covering 1,500,000 shares of the Company's common stock. The Board of Directors believes that the plan will provide an incentive to employees to remain in their capacities with the Company and it will encourage them to promote the best interests of the Company by giving them the opportunity to acquire or enlarge their stock ownership in the Company.

     The plan provides employees of the Company the right to purchase, on a quarterly basis, shares of the Company's common stock at 85% of fair market value. The number of shares that can be purchased in any calendar year by any individual is limited to the lesser of: (1) 1,000 shares; (2) shares with a fair market value of $25,000; or (3) shares with a fair market value of 20% of the individual's annual compensation. Shares purchased through the plan must be held by the employee for one year, after which time the employee is free to dispose of the stock.

      The plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, no income will be recognized by the employee at the time shares are purchased under the plan. Upon disposition of the shares within two years, the difference between the employee's purchase price and the fair market value of the shares at date of purchase will be taxable to the employee as ordinary income. Any increase or decrease in market value from the date of purchase to the date of disposition will be a capital gain or loss to the employee.

     The Company will derive no tax deduction from the sale of shares under the plan as long as such shares are held by the employee for a period of two years from the date of purchase. If shares are disposed of by the employee prior to the expiration of such period, the Company will be entitled to a tax deduction, as compensation expense, equal to the difference between the employee's purchase price and the market value of the shares on the date of purchase. Such deduction would be available to the Company in the period of disposition by the employee.

     The Board of Directors recommends a vote FOR the adoption of this plan.


                              OTHER MATTERS


      Proposals which shareholders intend to present at the 2000 annual meeting of shareholders must be received by the Company no later than October 1, 1999 to be eligible for inclusion in the proxy material for that meeting.

      Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                   By Order of the Board of Directors,

                                   /s/ Barry Augenbraun, Secretary